                                  EXHIBIT 99.1

                      SELECTED CONSOLIDATED FINANCIAL DATA

    The following selected consolidated financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," and the consolidated financial statements and the related notes included elsewhere in this document.

                               FINANCIAL OVERVIEW

                                                                YEAR ENDED MARCH 31,
                                                ----------------------------------------------------
                                                  1999       1998       1997       1996       1995
                                                --------   --------   --------   --------   --------
                                                       (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS:
Revenue:
  Data products...............................  $14,107    $11,930    $  9,934   $  8,037   $  4,821
  Consulting..................................    4,386      3,523       3,661      3,966      4,047
                                                -------    -------    --------   --------   --------
        Net revenue...........................   18,493     15,453      13,595     12,003      8,868
Cost of revenue...............................    5,964      5,571       5,959      4,679      4,129
                                                -------    -------    --------   --------   --------
  Gross profit................................   12,529      9,882       7,636      7,324      4,739
Operating costs:
  Research and development....................    3,127      2,602       2,336      1,855      1,647
  Sales and marketing.........................    3,049      2,667       3,651      3,349      2,588
  General and administrative..................    3,028      3,305       3,172      2,273      1,686
  Reorganization and other special charges....      419        749       1,706        908         --
                                                -------    -------    --------   --------   --------
        Total operating costs.................    9,623      9,323      10,865      8,385      5,921
  Operating income (loss).....................    2,906        559      (3,229)    (1,061)    (1,182)
Interest expense..............................       --         --          --       (274)      (224)
Interest and other income, net................      908        738         808        368         26
                                                -------    -------    --------   --------   --------
  Income (loss) before provision for income
    taxes.....................................    3,814      1,297      (2,421)      (967)    (1,380)
Provision for income tax expense..............    1,024        102          40         --         --
  Net income (loss)...........................    2,790      1,195      (2,461)      (967)    (1,380)
Accretion of redeemable preferred stock.......       --         --          --       (110)      (173)
                                                -------    -------    --------   --------   --------
  Net income (loss) attributable to common
    stockholders..............................  $ 2,790    $ 1,195    $ (2,461)  $ (1,077)  $ (1,553)
                                                =======    =======    ========   ========   ========
Basic earnings (loss) per share...............  $  0.40    $  0.17    $  (0.37)  $  (0.22)  $  (0.44)
Weighted average common stock outstanding.....    7,029      6,860       6,710      4,918      3,508
Diluted earnings (loss) per share.............  $  0.37    $  0.17    $  (0.37)  $  (0.22)  $  (0.44)
Weighted average common and dilutive potential
  common stock outstanding....................    7,523      7,195       6,710      4,918      3,508

                                                                  YEAR ENDED MARCH 31,
                                                  ----------------------------------------------------
                                                    1999       1998       1997       1996       1995
                                                  --------   --------   --------   --------   --------
                                                                     (IN THOUSANDS)
BALANCE SHEET DATA:
Cash, cash equivalents and securities
  available-for-sale............................   $9,971    $16,656    $13,678    $19,980    $ 1,190
Total assets....................................   29,772     23,830     20,631     25,581      4,949
Redeemable common and preferred stock...........       --         --         --         --      3,069
Long-term debt..................................       --         --         --         --      4,949
Stockholders' (deficit) equity..................   23,956     19,770     17,962     19,901     (3,223)

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    THE DISCUSSION AND ANALYSIS BELOW CONTAINS TREND ANALYSIS AND OTHER FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF SECTION 27A OF THE SECURITIES ACT OF 1933 AND SECTION 21E OF THE SECURITIES EXCHANGE ACT OF 1934. ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE PROJECTED IN THE FORWARD-LOOKING STATEMENTS AS A RESULT OF THE RISK FACTORS SET FORTH BELOW IN "RISK FACTORS" AND FACTORS CONTAINED HEREIN AND OTHER REPORTS FILED BY MECON.

OVERVIEW

    MECON is a leading healthcare benchmarking solutions company. MECON believes that its database together with its family of software products and consulting services can be used to produce and sustain improved performance in healthcare delivery systems. From its incorporation until 1989, its revenue was primarily derived from consulting services for acute care hospitals. Since 1990, MECON has focused upon building critical mass in its MECON-PEERx database product as well as increasing the installed base for software products, MECON-OPTIMIS and MECON-Action*Point. As a result, MECON has transitioned into providing a variety of products and services that employ its proprietary database comprised of acute care hospitals' operational cost and key performance information. Although 76% of its revenues were derived from data products sales during the fiscal year ended March 31, 1999, MECON believes that an increasing proportion of its revenues will be derived from consulting services.

    MECON believes this change in business mix will result from its recently adopted customer intimacy strategy. MECON's ability to develop and maintain long-term customer relationships is core to this strategy. As a key imperative of this strategy, MECON must deliver immediate, significant and sustainable value, in the form of operational cost reductions, to its customers. Without consulting services, hospital management teams may not have the breadth and depth to act upon the cost reduction opportunities identified by the PEERx database. If no action is taken, customers may not perceive value from the database, and as a result, not renew their subscriptions.

    Tactics supporting the customer intimacy strategy include, but are not limited to, selling the MECON-Integrated Solution-TM- whenever possible, cross-selling existing products to existing customers and remaining firm on MECON-PEERx pricing related to the renewal of older, low margin subscriptions. The MECON-Integrated Solution is a packaged product offering that includes a MECON-PEERx subscription, MECON-Advisory and MECON-OPTIMIS. MECON believes that such a packaged offering assures that the customer achieves immediate, significant and sustainable cost savings by not only receiving benchmark-based cost management reports that identify cost reduction opportunities by department but by also receiving its integrated consulting approach of implementing such identified cost reduction opportunities and installing MECON-OPTIMIS, its operational cost monitoring software tool, to assure cost reductions are sustained.

    Many of the older multi-year MECON-PEERx subscriptions were grandfathered at substantially lower prices than current subscriptions. MECON has adopted a firm pricing policy to migrate expiring MECON-PEERx subscriptions to current list prices, and accordingly, certain of these subscribers may not renew their low margin subscriptions at higher margins due to pricing sensitivity. Accordingly, MECON is emphasizing replacing the revenue stream up for renewal more heavily than replacing all the expiring units. During the year ended March 31, 1999, MECON renewed a majority of all expiring contracts at 130% of the related customers' expiring contract values. However, as a result of this firm pricing tactic, MECON believes that some of the expiring contracts may not renew. One such contract that did not renew is a contract with a hospital consortium that covers approximately 40 academic teaching hospitals. During fiscal 1998, this contract totaled $1.1 million or 7% of revenue. The original three-year contract, signed in fiscal 1992, one of MECON's first multi-year contracts, was steeply discounted and hence contributed very low margins. MECON has traditionally recognized approximately 55% of the hospital consortium revenue in the September quarter and the remaining 45% in the December quarter. Including the revenue impact of this contract's non-renewal on the fiscal year, revenue for the year ended March 31, 1999 increased 18% to $17.8 million compared to $15.1 million for fiscal 1998. MECON believes that the termination of this contract has not adversely effected earnings.

    The total value of contracts signed in the year ended March 31, 1999 increased 28% to $21.8 million compared to $17.1 million signed in fiscal 1998. The year-over-year growth in contract value signed continues to assist MECON in executing on its customer intimacy strategy, build its revenue backlog and improve its visibility to revenue in the immediate future. As a result of continued increases in the total value of contracts signed, MECON has achieved record revenue. These increases in total contract value continue to build MECON's backlog, which is defined as the total value of contracts signed that have not been recognized as revenue. Backlog is then depleted by the revenue recognized during the period. Since the total value of contracts signed in the fiscal 1999 was $21.8 million compared to $17.8 million in revenue recognized, backlog increased by approximately $4.0 million in fiscal 1999 including the backlog of contracts acquired from LBA. At March 31, 1999 MECON's contract backlog stood at $16.7 million, an increase of 31% over the prior fiscal year.

    Approximately 50% to 75% of MECON's quarterly revenue is derived from backlog. The remaining 25% to 50% is generated from contracts signed during the relevant quarter. The increase in the recurring base of revenue, strong renewals and consulting contracts coupled with strong expense controls have continued to drive improvement in MECON's gross and operating margins.

    In January 1999, MECON announced the release of its new database product, MECON-PEERnext. MECON-PEERnext enables customers with an industry-standard browser to access the MECON-PEERx database. The interactive capability of MECON-PEERnext provides customers the ability to create, analyze and quickly access their individualized benchmarking reports. The product eliminates the need for customers to install customized software on their computers to obtain benchmarking reports. Additionally, customers can analyze performance metrics from their organization relative to a peer group or over time in either graphical or tabular format. MECON believes the release of MECON-PEERnext leverages the value of the existing database to its customers, strengthens its competitive position and creates cost efficiencies in MECON's internal operations by greatly reducing printing and supply costs related to delivering benchmarking reports through a browser. MECON intends to migrate existing customers to MECON-PEERnext during the next twelve months.

    In March 1999, MECON terminated its strategic relationship with HBOC. During last fiscal year HBOC sales accounted for less that 3% of revenue. MECON believes that the termination of this relationship will not adversely affect future earnings.

    The two fundamental cost drivers for healthcare delivery systems are clinical efficiency and operational efficiency, both of which must be managed while maintaining quality outcomes. Healthcare providers have been challenged to obtain comprehensive, cost management solutions that address the complete clinical and operational environment. On March 31, 1999 MECON acquired the Implementation Consulting Group, or ICG, of HCIA, Inc., formerly known as LBA Healthcare, for $7.5 million in cash. ICG, based in Denver, Colorado, is a provider of benchmarking-based consulting services for clinical service lines.

    ICG was renamed LBA Healthcare and will remain headquartered in Denver as a division of MECON. MECON has accounted for the acquisition, valued at $7.5 million, as a purchase transaction. In conjunction with the transaction, MECON has signed separate license agreements with HCIA allowing HCIA's use of LBA Healthcare data and MECON's use of HCIA risk adjustment methodologies. MECON recorded no revenue and expenses related to LBA Healthcare in fiscal 1999.

    LBA's consulting services and data products are designed to lead hospitals and physicians to improve their competitive position in clinical service lines, with special focus in cardiology, pulmonary, orthopedics and neurosciences.

    LBA services include analyzing opportunities related to physician practice patterns, developing physician gain-sharing and joint venture models to align physician incentives, and identifying market opportunities to protect and increase market share, clinical service line revenue and margins. The LBA acquisition adds LBA's clinical efficiency database and consulting services to MECON's operations cost management solution.

    In August 1999, MECON noted that the revenue being generated by LBA's Clinical Value Enhancement (CVE) business line was not meeting its expectations which was based on the projections MECON received at the time of the acquisition. Based on this information, MECON concluded that it could better utilize its resources in other areas and decided to exit the CVE business line. In consideration of SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of", and MECON's decision to exit the business, MECON reviewed the goodwill associated with LBA for impairment. MECON performed an undiscounted cashflow analysis based on revenue projections expected to be received from future operations of LBA which revealed that the goodwill was impaired. MECON estimated the fair market value of the goodwill using a discounted cash flow model and recognized an impairment charge of $5,555,000. Based on a 15 year cashflow projection, assuming a growth rate commensurate with MECON's overall growth rate and a 5% discount rate, the forecasted cashflows represented managements' best estimate of future results. MECON also wrote-off certain other capitalized software costs associated with the CVE business.

    On September 30, 1999, MECON issued 774,000 shares of common stock and assumed all outstanding options in exchange for all the outstanding shares of common stock of Clinical Dynamics, a provider of Web-based software reporting tools that analyze clinical process and outcome metrics of care for clinicians and administrators. Clinical Dynamics provides highly functional, Web-based software reporting tools which help providers create, manage and analyze clinical outcomes data. Its flagship Web-based product line, DYNAMO-TM- or Dynamic Analysis of Measured Outcomes, provides information on clinical performance through physician profiling, hospital benchmarking, clinical pathway development and practice variance analysis. The Dynamo product suite provides clinicians and administrators with quick desktop access to complex clinical, financial and demographic patient data information for day-to-day evaluation and decision-making. The acquisition was accounted for as a pooling-of-interests. All of MECON'S financial data presented in the consolidated financial statements and management's discussion and analysis of financial condition and results of operations have been restated to include the historical financial information of Clinical Dynamics. Prior to the combination, Clinical Dynamics fiscal year ended December 31. In recording the pooling-of-interests combination, Clinical Dynamics financial statements were recast to conform to our March 31 year end.

    On November 29, 1999, MECON announced that it had signed a definitive agreement to merge its operations with General Electric Company. In this transaction, MECON's stockholders will receive $11.25 per share payable in General Electric Company. stock. The transaction is subject to approval by MECON's stockholders, and other governmental approvals as required.

RESULTS OF OPERATIONS

    The following table sets forth certain operating data as a percentage of net revenue for the period indicated:

                                                                    FISCAL YEAR ENDED
                                                                        MARCH 31,
                                                              ------------------------------
                                                                1999       1998       1997
                                                              --------   --------   --------
STATEMENTS OF OPERATIONS:
Revenue:
  Data products.............................................     76%        77%         73%
  Consulting................................................     24%        23%         27%
                                                                ---        ---        ----
      Net revenue...........................................    100%       100%        100%
Cost of revenue.............................................     32%        36%         44%
                                                                ---        ---        ----
Gross profit................................................     68%        64%         56%
Operating costs:
  Research and development..................................     17%        17%         17%
  Sales and marketing.......................................     16%        17%         27%
  General and administrative................................     17%        21%         23%
  Reorganization and other special charges..................      2%         5%         13%
                                                                ---        ---        ----
      Total operating costs.................................     52%        60%         80%
                                                                ---        ---        ----
Operating income (loss).....................................     16%         4%        (24)%
Interest and other income, net..............................      5%         5%          6%
                                                                ---        ---        ----
Income (loss) before provision for income taxes.............     21%         9%        (18)%
Provision for income tax expense............................      6%         1%         --
                                                                ---        ---        ----
Net income (loss)...........................................     15%         8%        (18)%
                                                                ---        ---        ----

FISCAL 1999 COMPARED TO FISCAL 1998

REVENUE

    Revenue for fiscal 1999 increased 20% to $18.5 million compared to $15.5 million for fiscal 1998. Data products increased 18% to $14.1 million compared to $11.9 million for fiscal 1998 and accounted for 72% of the revenue increase. The increase in total net revenue was primarily due to an increased base of recurring revenue from multi-year subscription contracts and renewal subscription contracts at higher prices.

    Consulting revenue for fiscal 1999 increased 25% to $4.4 million compared to $3.5 million for fiscal 1998. The increase was primarily due to the size and timing of the contracts signed and delivery of related services that impacted the timing of revenue recognition. MECON anticipates consulting to remain a significant portion of its revenue as a result of its value proposition strategy of assuring that its customers derive immediate, significant and sustainable performance improvement from its solution of data, consulting and software.

COST OF REVENUE

    Cost of revenue for fiscal 1999 increased 7% to $6.0 million compared to $5.6 million for fiscal 1998. The increase was primarily due to an increase in amortization of software development costs that increased to $761,000 for fiscal 1999 from $580,000 for fiscal 1998. There were additional increases in the number of highly compensated independent contractor consultants utilized to deliver consulting services, stronger telecommunications management and decreased printing costs related to the non-renewal of the hospital consortium contract. The hospital consortium contract required significant paper deliverables to all 40 academic facilities related to the benchmarking reports. Cost of revenue for fiscal 1999 decreased to 32% of total revenue compared to 36% for fiscal 1998, primarily due to a shift in revenue mix from data products to higher margin consulting.

RESEARCH AND DEVELOPMENT

    Research and development expenses for fiscal 1999 increased 20% to $3.1 million compared to $2.6 million for fiscal 1998. This increase was primarily due to an increase in personnel related to the development of MECON-PEERnext versions 1.0 and 2.0. Version 1.0 was released in January 1999, and Version 2.0 was released in the first quarter of fiscal 2000. During fiscal 1999, $1.3 million was capitalized for internally developed software related to product development and internal databases supporting MECON's products compared to approximately $800,000 for fiscal 1998. The increase in software development costs capitalized primarily relates to the programming, testing and release management efforts related to MECON-PEERnext Version 1.0, which was released in January 1999. Research and development expenses for fiscal 1999 remained unchanged as a percent of revenue compared to fiscal 1998. MECON anticipates research and development spending to increase in absolute dollars but decrease as a percent of revenue as it moves from the initial product development efforts for MECON-PEERnext Version 2.0 to programming, testing and release management.

SALES AND MARKETING

    Sales and marketing expenses for fiscal 1999 increased 14% to $3.0 million compared to $2.7 million for fiscal 1998, primarily due to an increase in commissions and travel costs. Sales and marketing expenses for fiscal 1999 decreased slightly to 16% of revenue from 17% for fiscal 1998. MECON anticipates sales and marketing expenses to increase in absolute dollars but remain relatively constant as a percent of revenue due to increased commissions related to an increasing customer base and more robust marketing efforts related to its consulting capabilities and new product launches.

GENERAL AND ADMINISTRATIVE

    General and administrative expenses for fiscal 1999 decreased 8% to $3.0 million compared to $3.3 million for fiscal 1998, primarily due to reductions in the provision for bad debts, professional fees and expenses related to office infrastructure. The reduction in the bad debts provision accounted for 28% of the decrease and was the result of a reduction in write-offs and improved cash collections. The remainder of the decrease was a result of MECON's cost cutting policies and programs to create efficiencies in office infrastructure expenses. General and administrative expenses for fiscal 1999 decreased to 17% of revenue compared to 21% for fiscal 1998, primarily due to the aforementioned factors. MECON anticipates general and administrative expenses to increase in absolute dollars and as a percent of revenue.

REORGANIZATION AND OTHER SPECIAL CHARGES

    During fiscal 1999, MECON incurred $419,000 of special charges related to recruiting a senior vice-president of product integration and management and write-off of marketing materials which were obsolete given our acquisition of LBA.

PROVISION FOR INCOME TAXES

    Income taxes for fiscal 1999 increased dramatically to $1.0 million compared to $102,000 for fiscal 1998. This increase was primarily attributable to MECON's increased profitability offset by the use of MECON's net operating loss carryforwards and other tax credits. As of March 31, 1999, MECON used all of its remaining net operating loss carryforwards. With no remaining net operating loss carryforwards, changes in the tax laws related to research credits and MECON's anticipated profits, MECON expects its effective tax rate of 27% for fiscal 1999 to increase closer to statutory tax rates in the future.

FISCAL 1998 COMPARED TO FISCAL 1997

REVENUE

    Revenue for fiscal 1998 increased 14% to $15.5 million compared to $13.6 million for fiscal 1997. Data products revenue for fiscal 1998 increased 20% to $11.9 million compared to $9.9 million for fiscal 1997 and accounted for essentially all of the increase. This increase was primarily due to increases in renewing subscribers, an increased base of recurring revenue from multi-year subscription contracts sold in prior years and an increase in value added services related to MECON-PEERx-TM-. Consulting revenue for fiscal 1998 decreased 4% to $3.5 million compared to $3.7 million in fiscal 1997.

COST OF REVENUE

    Cost of revenue for fiscal 1998 decreased 7% to $5.6 million compared to $6.0 million for fiscal 1997, primarily due to the reduction in workforce during the April 17, 1997 reorganization, offset by an increase in amortization of software development costs related to MECON's MECON-PEERview product. Cost of revenue for fiscal 1998 included $580,000 in amortization expense from the capitalization of software development expenses compared to $227,000 for fiscal 1997. Cost of revenue for fiscal 1998 decreased to 36% of total revenue compared to 44% for fiscal 1997, primarily due to the aforementioned factors.

RESEARCH AND DEVELOPMENT

    Research and development expenses for fiscal 1998 increased 11% to $2.6 million compared to $2.3 million for fiscal 1997, primarily due to the development of MECON-OPTIMIS Release 4.2, MECON-Action*Point Release 5.0 and MECON-PEERview Version 5.0's functional specifications. During fiscal 1998, approximately $800,000 was capitalized for internally developed software related to product development and internal databases supporting company products. Although research and development expenses remained constant at 17% of revenue for both fiscal 1998 and 1997, the dollar amount increased due to a continued commitment to develop the next generation of MECON-PEERVIEW, Version 5.0.

SALES AND MARKETING

    Sales and marketing expenses for fiscal 1998 decreased 27% to $2.7 million compared to $3.7 million for fiscal 1997, primarily due to MECON's reduction in workforce during the three months ended June 30, 1997, coupled with a significant decrease in advertising, tradeshow participation and travel. Sales and marketing expenses for fiscal 1998 decreased to 17% of revenue compared to 27% for fiscal 1997, primarily due to the aforementioned factors.

GENERAL AND ADMINISTRATIVE

    General and administrative expenses for fiscal 1998 increased 4% to $3.3 million compared to $3.2 million for fiscal 1997, primarily due to increased salary and related costs from increased headcount, increased depreciation expense and higher professional fees. General and administrative expenses for fiscal 1998 decreased to 21% of revenue compared to 23% for fiscal 1997, primarily due to the increase in revenue.

REORGANIZATION AND OTHER SPECIAL CHARGES

    Reorganization and other special charges for fiscal 1998 decreased 56% to $749,000 compared to $1.7 million for fiscal 1997. The reorganization charge for fiscal 1998 was primarily due to MECON's reorganization plan announced in the first quarter of fiscal 1998 that consisted of employee severance costs related to the termination of 38 employees. The reorganization charge for fiscal 1997 was primarily due to MECON's reorganization in the third quarter of fiscal 1997 that consisted of $1.3 million related to centralizing the management of product development, sales and product support organizations. The remaining $369,000 related to an aborted acquisition and costs associated with the prior year merger. Of the total $749,000 reorganization costs incurred for fiscal 1998, $714,000 was paid during fiscal 1998 and $35,000 remained accrued and unpaid as of March 31, 1998, and all amounts related to the 1997 charge had been paid.

QUARTERLY RESULTS

    The following table sets forth certain unaudited quarterly financial data for fiscal 1998 and fiscal 1999. In the opinion of MECON's management, this unaudited information has been prepared on the same basis as the audited information included elsewhere herein and includes all adjustments, consisting only of normal recurring adjustments necessary to present fairly the information set forth therein. The operating results for any quarter are not necessarily indicative of results for any future period:

                                             FISCAL 1998                                 FISCAL 1999
                              -----------------------------------------   -----------------------------------------
                                 Q1         Q2         Q3         Q4         Q1         Q2         Q3         Q4
                              --------   --------   --------   --------   --------   --------   --------   --------
                                                                 (IN THOUSANDS)
Revenue:
Data products...............   $2,263     $2,842     $3,105     $3,720     $2,910     $3,731     $3,618     $3,848
Consulting..................      977      1,080        924        542      1,118        428      1,188      1,652
                               ------     ------     ------     ------     ------     ------     ------     ------
  Net revenue...............    3,240      3,922      4,029      4,262      4,028      4,159      4,806      5,500
Cost of revenue.............    1,248      1,467      1,426      1,430      1,442      1,238      1,521      1,763
                               ------     ------     ------     ------     ------     ------     ------     ------
Gross profit................    1,992      2,455      2,603      2,832      2,586      2,921      3,285      3,737
                               ------     ------     ------     ------     ------     ------     ------     ------
Total operating costs.......    2,813*     2,184      2,237      2,089      2,240      2,011      2,296      3,076**
Operating income (loss).....     (821)       271        366        743        346        910        989        661
Net income (loss)...........     (650)       425        528        892        408        870        931        581
                               ------     ------     ------     ------     ------     ------     ------     ------

------------------------

*   Includes $749,000 in reorganization costs.

**  Includes $419,000 in special charges.

                                                FISCAL YEAR 1998                            FISCAL YEAR 1999
                                    -----------------------------------------   -----------------------------------------
                                       Q1         Q2         Q3         Q4         Q1         Q2         Q3         Q4
                                    --------   --------   --------   --------   --------   --------   --------   --------
Revenue:
Data products.....................      70%        72%        77%        87%        72%        90%        75%        70%
Consulting........................      30%        28%        23%        13%        28%        10%        25%        30%
                                      ----       ----       ----       ----       ----       ----       ----       ----
  Net revenue.....................     100%       100%       100%       100%       100%       100%       100%       100%
Cost of revenue...................      39%        37%        35%        34%        36%        30%        32%        32%
                                      ----       ----       ----       ----       ----       ----       ----       ----
Gross profit......................      61%        63%        65%        66%        64%        70%        68%        68%
                                      ----       ----       ----       ----       ----       ----       ----       ----
Total operating costs.............      87%        56%        56%        49%        56%        48%        48%        55%
Operating income (loss)...........     (26)%        7%         9%        17%         8%        22%        20%        13%
Net income (loss).................     (20)%       11%        13%        21%        10%        21%        19%        11%
                                      ----       ----       ----       ----       ----       ----       ----       ----

LIQUIDITY AND CAPITAL RESOURCES

    At March 31, 1999 MECON's cash, cash equivalents and securities available-for-sale decreased by $6.7 million to $10.0 million compared to $16.7 million at March 31, 1998 primarily as a result of the purchase of LBA for $7.5 million. MECON generated $2.9 million of cash flow from operating activities for fiscal 1999 compared to $3.8 million for fiscal 1998. This decrease was primarily due to the addition of a few large customers with special payment plans that extend beyond MECON's traditional collection cycle. MECON's days of sales outstanding increased to 83 days at March 31, 1999 compared to 63 days at March 31, 1998. This increase was primarily due to the purchase of LBA and the related accounts receivable without the benefit of any related income. MECON used $9.0 million of cash flow in investing activities for fiscal 1999 compared to $784,000 for fiscal 1998, primarily due to $7.5 million of cash paid for the acquisition of LBA.

    As of March 31, 1999, MECON had net working capital of $10.9 million, including cash, cash equivalents and securities available-for-sale of $10.0 million.

NEW ACCOUNTING PRONOUNCEMENTS TO BE ADOPTED

    In December 1998, the AICPA issued Statement of Position 98-9, "MODIFICATION OF SOP 97-2, SOFTWARE REVENUE RECOGNITION, WITH RESPECT TO CERTAIN TRANSACTIONS" (SOP 98-9) which amends certain provisions of SOP 97-2 and is effective for fiscal years beginning after March 15, 1999. MECON believes that the adoption of SOP 98-9 will not have a material effect on its results of operations or financial position.

    In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES (SFAS 133), as amended by SFAS No. 137. SFAS No. 133 standardizes the accounting for derivative instruments, including certain derivative instruments embedded in other contracts. MECON anticipates that the adoption of SFAS No. 133 will not have an impact on its consolidated financial statements.

RISK FACTORS

    CERTAIN OF THE STATEMENTS ABOVE ARE FORWARD-LOOKING STATEMENTS. THE FOLLOWING ARE IMPORTANT FACTORS THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE PROJECTED IN ANY SUCH FORWARD-LOOKING STATEMENTS.

PRICING

    On April 17, 1997, MECON announced that the original management team had rejoined MECON and adopted a "back-to-basics" strategy. One tactic supporting this "back-to-basics" strategy is to remain firm on MECON-PEERx-TM- pricing related to renewal subscriptions. This tactic may result in certain existing customers not renewing their older, low margin contracts at higher total contract values due to price sensitivity. Termination of customer relationships could result in lower subscription revenues for MECON, which could have a material adverse effect on MECON.

VARIABILITY OF QUARTERLY RESULTS; SEASONALITY

    MECON's quarterly revenues and operating results have varied significantly in the past and are likely to vary substantially from quarter to quarter in the future. Quarterly revenues and operating results may fluctuate as a result of a variety of factors, including: MECON's sales cycle and demand for its products and services; changes in distribution channels; changes in MECON's product mix; the termination of, or a reduction in, subscriptions to MECON's MECON-PEERnext and MECON-PEERx-TM- product; the loss of customers due to consolidation in the healthcare industry; customer delays in providing information needed by MECON to complete implementation of, and revenue recognition from, sales of the MECON-PEERnext and MECON-PEERx-TM- products; changes in customer budgets; investments in MECON's marketing, sales, research and development and administrative personnel necessary to support MECON's strategic growth plan; the timing of new product introductions and enhancements by MECON and its competitors; marketing and sales promotional activities and trade shows; the unpredictability of revenues from consulting services; and general economic conditions. Accordingly, MECON's operating results for any particular quarterly period may not be indicative of results for future periods. Moreover, MECON's operating expense levels are relatively fixed and, to a large degree, are based on anticipated revenue levels. Consequently, if anticipated revenues in any given quarter do not occur as expected, expense levels could be disproportionately high and may result in losses.

    MECON's quarterly results have been, and may continue to be, affected by hospital budgeting practices that cause many discretionary purchase decisions to be made shortly before the budgetary year end, which generally occurs on June 30 or December 31. Consequently, MECON's operating results have been somewhat seasonal.

DEPENDENCE ON PRINCIPAL PRODUCTS

    For the fiscal year ended March 31, 1999, approximately 75% of MECON's revenues were derived from subscriptions and licenses to its MECON-PEERnext, MECON-PEERx-TM-, MECON-OPTIMIS-TM- and MECON-Action*Point-SM- products. Accordingly, any significant reduction in subscriptions or sales of such products would have a material adverse effect on MECON. Although subscriptions to the MECON-PEERnext and MECON-PEERx-TM- database generally have three-year terms, MECON cannot assume that customers will not cancel their subscriptions prior to the end of the subscription period. In addition, although MECON has experienced a high customer renewal rate, MECON cannot assure that its customers will renew their subscriptions or that any renewal terms will be as favorable to MECON as existing terms.

INTEGRITY AND RELIABILITY OF DATABASE

    MECON's success depends significantly on the integrity of its database. Although MECON tests data for completeness and consistency, it does not conduct independent audits of the information provided by its customers. Moreover, while MECON believes that the benchmarking information contained in its database is representative of the operational aspects of various types of hospitals, MECON cannot assure that such information is appropriate for comparative analysis in all cases or that the database accurately reflects general or specific trends in the hospital market. If the information contained in the database were found, or were perceived, to be inaccurate, or if such information were generally perceived to be unreliable, MECON could be materially and adversely affected.

COMPETITION

    The market for healthcare information systems and services is intensely competitive and rapidly changing. MECON's competitors include other providers of operations and financial benchmarking data and services, providers of decision support software systems and management and healthcare consulting firms. Furthermore, other major healthcare information companies not presently offering cost management solutions may enter the markets in which MECON competes. Many of its competitors and potential competitors have significantly greater financial, technical, product development and marketing resources than MECON's, and currently have, or may develop or acquire, substantial installed customer bases in the healthcare industry. MECON also faces significant competition from internal management information services departments of large hospital alliances or for-profit hospital chains, many of which have developed or may develop benchmarking information and other cost control solutions. In addition, increased competitive pressures, among other factors, could lead to lower prices for MECON's products and services, thereby materially adversely affecting MECON's operating results. Accordingly, MECON cannot assure that it will be able to compete successfully in the future.

MANAGEMENT OF GROWTH

    MECON is currently experiencing a period of growth and expansion, which has placed a significant strain on its personnel and resources. Its growth has resulted in an increase in the level of responsibility for its key personnel, several of whom were only recently hired. Failure to manage growth effectively, or to develop, maintain or upgrade management information and other systems and controls, could have a material adverse effect on MECON.

DEPENDENCE ON STRATEGIC RELATIONSHIPS

    A key element of MECON's business strategy is to develop relationships with leading industry organizations in order to increase its market presence, expand distribution channels and broaden its product line. MECON believes that its success in penetrating new markets for its products and services depends in large part on its ability to maintain this relationship and cultivate additional relationships. MECON cannot assure that its existing or future strategic partners will not develop and market products in competition with it or otherwise discontinue their relationships with it, or that it will be able to successfully develop additional strategic relationships.

CONSOLIDATION AND UNCERTAINTY IN THE HEALTHCARE INDUSTRY

    Many healthcare providers are consolidating to create larger healthcare delivery enterprises with greater regional market power. Such consolidation could erode MECON's existing customer base and reduce the size of its target market. In addition, the resulting enterprises could have greater bargaining power, which may lead to price erosion of its products and services. The reduction in the size of MECON's target market or its failure to maintain adequate price levels could have a material adverse effect on MECON.

    The healthcare industry is subject to changing political, economic and regulatory influences that may affect the procurement practices and operation of healthcare industry participants. During the past several years, the U.S. healthcare industry has been subject to an increase in governmental regulation of, among other things, reimbursement rates and certain capital expenditures. Several lawmakers have announced that they intend to propose programs to reform the U.S. healthcare system. These programs may contain proposals to increase governmental involvement in healthcare, lower reimbursement rates and otherwise change the operating environment for MECON's customers. Healthcare industry participants may react to these proposals and the uncertainty surrounding such proposals by curtailing or deferring investments, including those for MECON's products and services. MECON cannot predict what impact, if any, such factors might have on its business, financial condition and results of operations.

UNCERTAINTY OF ENTRANCE INTO NEW MARKETS

    A substantial majority of MECON's revenues to date have been derived from sales to large hospitals in urban areas. MECON's future success depends in part upon its ability to market its products and services to other healthcare providers, including small and rural hospitals, long-term care facilities, large group medical practices, rehabilitation hospitals and surgical centers. In order to develop the subscriber base necessary for the accumulation of meaningful operations benchmarking data for such new markets, MECON may be required to offer significant price discounts to prospective customers in such markets. In addition, because such providers typically have smaller budgets than MECON's existing customers, entry into new markets may require it to offer lower priced versions of its products. Sales of such new products may result in lower gross margins than sales to MECON's existing customer base. Moreover, the entry into such new markets may require MECON to increase substantially its product development, marketing and other expenses. MECON cannot assure that it will be successful in entering new markets.

NEW PRODUCT DEVELOPMENT

    MECON's future success and financial performance will depend in large part on its ability to continue to meet the increasingly sophisticated needs of its customers through the timely development and successful introduction of new and enhanced versions of its database and other complementary products and services. Product development has been focused on enhancing existing products or introducing new products and has inherent risks, and MECON cannot assure that it will be successful in its product development efforts or that the market will continue to accept its existing or new products and services. MECON believes that significant continuing product enhancement and development efforts will be required to sustain its growth. MECON cannot assure that it will successfully develop, introduce and market new products or product enhancements, or that products or product enhancements it develops will meet requirements of healthcare providers and achieve market acceptance.

POTENTIAL ACQUISITIONS

    MECON may expand its product line through the acquisition of complementary businesses, products and technologies. Acquisitions involve numerous risks, including difficulties in the assimilation of operations and products, the ability to manage geographically remote units, the diversion of management's attention from other business concerns, the risks of entering markets in which MECON has limited or no direct expertise and the potential loss of key employees of the acquired companies. In addition, acquisitions may involve the expenditure of significant funds. MECON cannot assure that any acquisition will result in long-term benefits to it or that management will be able to manage effectively the resulting business. In addition, such acquisitions may involve the issuance of additional equity securities, which may be dilutive to existing stockholders.

DEPENDENCE ON KEY PERSONNEL

    The success of MECON and of its business strategy is dependent in large part on its key management and operating personnel. MECON believes that its future success will also depend upon its ability to attract and retain highly skilled technical, managerial and marketing personnel. Such individuals are in high demand and often attract competing offers. In particular, MECON's success will depend on its ability to retain the services of its executive officers. MECON will also have an ongoing need to expand its management personnel and support staff. The loss of the services of one or more members of management or key employees, or the inability to hire additional personnel as needed, may have a material adverse effect on MECON.

YEAR 2000

    MECON has completed the evaluation of its internal systems and has also completed implementation of systems and programming changes necessary to address Year 2000 issues on an enterprise-wide basis. During the second quarter of fiscal 2000 this remediation plan (consisting of upgrading and replacement of certain product versions) has been implemented and tested for compliance.

    MECON has evaluated the status of its products and implemented programming changes necessary to address Year 2000 issues. With modifications to existing software or converting to new software, the Year 2000 issue has not posed significant operational problems for its computer systems; however, MECON cannot assure that there will not be increased costs associated with, the implementation of such changes, and its inability to implement such changes could have a material adverse effect on MECON.

    MECON has not fully determined the extent to which it may be impacted by third parties' systems, which may not be Year 2000 compliant. The Year 2000 computer issue creates risk for MECON from customers' financial information gathering systems and other third parties with which MECON deals on financial transactions. While MECON expects to complete its efforts to seek assurance from its suppliers, service providers and customers by the end of 1999, MECON cannot assure that the systems of other companies that it deals with or on which its systems rely will be timely converted, or that any such failure to convert by another company could not have a material adverse effect on MECON. If MECON determines that a material number of customers cannot collect their data because of Year 2000 issues, as a contingency plan, MECON currently intends to staff accordingly to collect the data manually.

    MECON relies on third parties for services such as telecommunications, Internet service, utilities and other key services and supplies. MECON is seeking confirmation from such service providers that their systems are Year 2000 compliant. Interruption of those services or supplies due to Year 2000 issues could adversely affect MECON's operations. MECON is also subject to external forces that might generally affect industry and commerce, such as utility or transportation company Year 2000 compliance failures. MECON has completed the process of updating and upgrading its internal information systems. Although the replacement of information systems is not in direct response to Year 2000 concerns, MECON expects that all new internal information systems implemented in 1999 will be Year 2000 compliant.

    Known or unknown Year 2000 errors or defects in MECON's internal systems and products, lack of Year 2000 compliance by third party software incorporated in its products and/or interruption of services from its external service providers due to Year 2000 problems could result in failure or disruption of its products and operations, delay or loss of revenue, diversion of development resources, damage to its reputation, or claims or litigation, any of which could adversely affect MECON. Some commentators have predicted significant litigation regarding Year 2000 compliance issues, MECON is aware of such lawsuits against other software vendors. Because of the unprecedented nature of such litigation, it is uncertain whether or to what extent MECON may be affected by it.

    MECON currently responds to customer concerns about its products on a case-by-case basis. MECON believes that the purchasing patterns of customers and potential customers may be affected by Year 2000 issues in a variety of ways, including the decision to delay purchasing MECON products until the Year 2000. MECON believes that it is not possible to predict the overall impact of these decisions.

    At this stage in MECON's analysis and remediation process, it is difficult to specifically identify the cause and the magnitude of any adverse economic impact of the most reasonably likely worst case Year 2000 scenario. MECON's reasonably likely worst case scenario would include the unavailability of its major internal systems to its employees and the failure of its products to operate properly, causing customers' systems and/or operations to fail or be disrupted. Such worst case scenario also would include the failure of key vendors and/or suppliers to correct their own Year 2000 issues, which failures could cause failure or disruption of MECON's operations or products. If a worst case scenario occurs, MECON may incur expenses to repair its systems or upgrade its products, face interruptions in the work of its employees, lose service and product license revenue, not be able to deliver downloads of its products, incur service expenses and suffer damage to its reputation. Any or all of the above events could have an adverse economic impact on MECON.

    MECON has developed a comprehensive contingency plan to address situations that may result if it is unable to achieve Year 2000 readiness of its critical operations. The cost of developing and implementing such a plan may itself be material. To date, MECON has not incurred significant expenditures for its Year 2000 remediation efforts as it has deployed existing resources to address Year 2000 issues noted. Although MECON does not anticipate the costs to address its Year 2000 issues to be material, the costs of Year 2000 remediation work and the date on which it plans to complete such work is based on management's best estimates, which are derived from assumptions about future events, including the availability of certain resources, third-party remediation plans and other factors. In addition, undetected errors or the failure of such systems to be Year 2000 compliant could create significant record-keeping and operational deficiencies. Accordingly, if Year 2000 modifications, evaluations, assessments and conversions are not made, or are not completed in time, the Year 2000 problem could have an adverse impact on MECON.

ITEM 7. FINANCIAL STATEMENTS

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
MECON, Inc.

    We have audited the accompanying consolidated balance sheets of MECON, Inc. and subsidiaries as of March 31, 1999 and 1998, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended March 31, 1999. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of MECON, Inc. and subsidiaries as of March 31, 1999 and 1998, and the results of their operations and their cash flows for each of the years in the three-year period ended March 31, 1999, in conformity with generally accepted accounting principles.

                                          KPMG LLP

San Francisco, California
December 14, 1999

                                  MECON, INC.
                          CONSOLIDATED BALANCE SHEETS
                            MARCH 31, 1999 AND 1998
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
                                     ASSETS

                                                                1999       1998
                                                              --------   --------
Current assets:
  Cash and cash equivalents.................................  $ 7,182    $12,812
  Securities available-for-sale, at market..................    2,789      3,844
  Accounts receivable, net of allowances of $1,703 and $308,
    respectively............................................    5,517      2,882
  Unbilled accounts receivable..............................      745        522
  Prepaid expenses and other current assets.................      327        385
  Employee receivables......................................      106         73
                                                              -------    -------
        Total current assets................................   16,666     20,518
Property and equipment, net.................................    2,106      1,527
Software development costs, net.............................    2,414      1,776
Goodwill, net...............................................    8,577         --
Other assets................................................        9          9
                                                              -------    -------
                                                              $29,772    $23,830
                                                              =======    =======

                      LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable..........................................  $   573    $   317
  Accrued salaries and benefits.............................      899        848
  Deferred revenue..........................................    2,281      1,969
  Other accrued liabilities.................................    2,063        906
                                                              -------    -------
        Total current liabilities...........................    5,816      4,040
Long-term obligations, less current portion.................        -         20
                                                              -------    -------
        Total liabilities...................................    5,816      4,060
                                                              -------    -------
Commitments and contingencies
Stockholders' equity:
  Preferred stock, $.001 par value; 5,000,000 authorized;
    none issued and outstanding.............................       --         --
  Common stock, $.001 par value; 50,000,000 shares
    authorized; 7,111,319 and 6,975,068 issued and
    outstanding in 1999 and 1998, respectively..............        7          7
  Additional paid-in capital................................   27,051     25,655
  Accumulated deficit.......................................   (3,102)    (5,892)
                                                              -------    -------
        Total stockholders' equity..........................   23,956     19,770
                                                              -------    -------
                                                              $29,772    $23,830
                                                              =======    =======

          See accompanying notes to consolidated financial statements.

                                  MECON, INC.
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                   YEARS ENDED MARCH 31, 1999, 1998 AND 1997
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                1999       1998       1997
                                                              --------   --------   --------
Revenue:
  Data products.............................................  $14,107    $11,930    $  9,934
  Consulting................................................    4,386      3,523       3,661
                                                              -------    -------    --------
        Net revenue.........................................   18,493     15,453      13,595
Cost of revenue.............................................    5,964      5,571       5,959
                                                              -------    -------    --------
        Gross profit........................................   12,529      9,882       7,636
                                                              -------    -------    --------
Operating costs:
  Research and development..................................    3,127      2,602       2,336
  Sales and marketing.......................................    3,049      2,667       3,651
  General and administrative................................    3,028      3,305       3,172
  Reorganization and other special charges..................      419        749       1,706
                                                              -------    -------    --------
        Total operating costs...............................    9,623      9,323      10,865
                                                              -------    -------    --------
Operating income (loss).....................................    2,906        559      (3,229)
Interest and other income, net..............................      908        738         808
                                                              -------    -------    --------
Income (loss) before provision for taxes....................    3,814      1,297      (2,421)
Provision for income taxes..................................    1,024        102          40
                                                              -------    -------    --------
        Net income (loss)...................................  $ 2,790    $ 1,195    $ (2,461)
                                                              =======    =======    ========
Basic earnings (loss) per share.............................  $  0.40    $  0.17    $  (0.37)
                                                              =======    =======    ========
Weighted average common stock outstanding...................    7,029      6,860       6,710
                                                              =======    =======    ========
Diluted earnings (loss) per share...........................  $  0.37    $  0.17    $  (0.37)
                                                              =======    =======    ========
Weighted average common and dilutive potential common stock
  outstanding...............................................    7,523      7,195       6,710
                                                              =======    =======    ========

          See accompanying notes to consolidated financial statements.

                                  MECON, INC.
                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                         MARCH 31, 1999, 1998 AND 1997
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                               COMMON STOCK       ADDITIONAL                     TOTAL
                                           --------------------    PAID-IN     ACCUMULATED   STOCKHOLDERS'
                                            SHARES      AMOUNT     CAPITAL       DEFICIT        EQUITY
                                           ---------   --------   ----------   -----------   -------------
Balances as of March 31, 1996............  6,650,947     $  7       $24,520      $ (4,626)      $19,901
Exercise of common stock options.........    102,968       --           398            --           398
Employee stock purchase plan purchases...     20,382       --           144            --           144
Other....................................         --       --           (20)           --           (20)
Net loss.................................         --       --            --        (2,461)       (2,461)
                                           ---------     ----       -------      --------       -------
Balances as of March 31, 1997............  6,774,297        7        25,042        (7,087)       17,962
Exercise of common stock options.........    162,487       --           462            --           462
Employee stock purchase plan purchases...     38,284       --           103            --           103
Contribution of services by executive
  officer of "pooled" company............         --       --            48            --            48
Net income...............................         --       --            --         1,195         1,195
                                           ---------     ----       -------      --------       -------
Balances as of March 31, 1998............  6,975,068        7        25,655        (5,892)       19,770
Exercise of common stock options.........    110,442       --           354            --           354
Employee stock purchase plan purchases...     25,809       --           161            --           161
Tax benefit of employee stock
  transactions...........................         --       --           814            --           814
Contribution of services by executive
  officer of "pooled" company............         --       --            67            --            67
Net income...............................         --       --            --         2,790         2,790
                                           ---------     ----       -------      --------       -------
Balances as of March 31, 1999............  7,111,319     $  7       $27,051      $ (3,102)      $23,956
                                           =========     ====       =======      ========       =======

          See accompanying notes to consolidated financial statements.

                                  MECON, INC.
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                   YEARS ENDED MARCH 31, 1999, 1998 AND 1997
                                 (IN THOUSANDS)

                                                                1999       1998       1997
                                                              --------   --------   --------
Cash flows from operating activities:
  Net income (loss).........................................  $ 2,790    $ 1,195    $ (2,461)
  Adjustments to reconcile income (loss) to net cash
    provided by (used in) operating activities:
      Depreciation and amortization.........................    1,548      1,202         622
      Loss on write off of fixed assets.....................       --         --         328
      Bad debt and sales discount provisions................       91        370         472
      Noncash compensation..................................       67         48          --
      Tax benefit of employee stock transactions............      814         --          --
  Changes in operating assets and liabilities:
        Accounts receivable.................................   (1,711)      (710)       (245)
        Unbilled accounts receivable........................     (223)       364        (360)
        Prepaid expenses and other current and noncurrent
          assets and employee receivables...................       53        (40)        (54)
        Accounts payable....................................      256       (284)        421
        Deferred revenue....................................     (715)       911        (275)
        Accrued and other liabilities.......................     (112)       764      (1,217)
                                                              -------    -------    --------
          Net cash provided by (used in) operating
            activities......................................    2,858      3,820      (2,769)
                                                              -------    -------    --------
Cash flows from investing activities:
  Purchases of securities available-for-sale................   (2,920)    (6,826)     (8,117)
  Proceeds from sales or maturities of securities
    available-for-sale......................................    3,975      7,449       8,425
  Acquisitions of property and equipment....................   (1,106)      (503)     (1,301)
  Cash paid for acquisition.................................   (7,500)        --          --
  Computer software development costs.......................   (1,452)      (904)       (814)
                                                              -------    -------    --------
          Net cash used in investing activities.............   (9,003)      (784)     (1,807)
                                                              -------    -------    --------
Cash flows from financing activities:
  Repayment of bank borrowings..............................       --         --      (1,940)
  Proceeds from exercise of stock options and employee stock
    purchases...............................................      515        565         542
  Other.....................................................       --         --         (20)
                                                              -------    -------    --------
          Net cash provided by (used in) financing
            activities......................................      515        565      (1,418)
                                                              -------    -------    --------
Net (decrease) increase in cash and cash equivalents........   (5,630)     3,601      (5,994)
Cash and cash equivalents at beginning of year..............   12,812      9,211      15,205
                                                              -------    -------    --------
Cash and cash equivalents at end of year....................  $ 7,182    $12,812    $  9,211
                                                              =======    =======    ========
Supplemental information:
  Cash paid for taxes.......................................  $    63    $    40    $     --
                                                              =======    =======    ========
Supplemental disclosure of noncash investing and financing
  activities:
  Acquisition (see note 3):
      Fair value of assets acquired.........................  $ 9,827    $    --    $     --
      Less:
        Cash paid...........................................   (7,500)        --          --
        Deferred revenue....................................   (1,027)        --          --
                                                              -------    -------    --------
  Liabilities assumed and acquisition costs accrued.........  $ 1,300    $    --    $     --
                                                              =======    =======    ========

          See accompanying notes to consolidated financial statements.

                                  MECON, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                         MARCH 31, 1999, 1998 AND 1997

(1)  BUSINESS OF THE COMPANY

    MECON, Inc. is a leading provider of benchmarking solutions to the healthcare industry. The benchmarking solutions offered by MECON consist of data/information products, decision support software and value-added services. The principal focus of MECON's products and services is to reduce costs and improve efficiency and effectiveness of healthcare delivery systems. MECON's main product line is based upon a proprietary operations benchmarking database containing cost and key performance information from hospitals nationwide. In addition to statistical data, the database incorporates qualitative data derived from operational profiles provided by hospitals that utilize our database-related products. MECON's customers use the information provided by the operations benchmarking database to quantify, develop and implement strategies to reduce costs and to periodically measure actual performance to maintain the cost reductions achieved. The acquisition in March, 1999 of the Implementation Consulting Group of HCIA Inc. (HCIA), formerly known as LBA Healthcare, a leading provider of benchmarking-based consulting services for clinical service lines, enables MECON to offer a benchmarking-based healthcare cost management solution that encompasses both clinical and operational requirements. The acquisition of Clinical Dynamics, Inc. (CDI) in September 1999 has enabled MECON to provide software reporting tools that analyze clinical process and outcomes metrics of care for clinicians and administrators. The consolidated financial statements have been restated to include the financial position and results of operations of CDI for all periods presented.

(2)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION

    The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All intercompany balances and transactions have been eliminated in consolidation.

CASH EQUIVALENTS

    All highly liquid investments with a maturity of three months or less at the date of purchase are considered to be cash equivalents. Cash equivalents consist principally of money market instruments which include: corporate notes, corporate bonds, certificates of deposits, commercial paper and government agency securities.

PROPERTY AND EQUIPMENT

    Property and equipment are stated at cost. Depreciation is calculated using the straight-line method over the estimated useful lives of the respective assets which are generally three to five years.

SOFTWARE DEVELOPMENT COSTS

    MECON capitalizes internally generated software development costs for external use in accordance with Statement of Financial Accounting Standards
(SFAS) No. 86, ACCOUNTING FOR COSTS OF COMPUTER SOFTWARE TO BE SOLD, LEASED OR OTHERWISE MARKETED. Capitalization of software development costs begins upon the establishment of technological feasibility for the product. MECON amortizes such capitalized amounts upon commencement of product introduction at the greater of the straight-line basis using estimated economic lives of two to three years or the ratio of actual revenues achieved to total anticipated revenues over the lives of the products. The realizability of unamortized capitalized costs is periodically

                                  MECON, INC.

                         MARCH 31, 1999, 1998 AND 1997

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) reviewed relative to the estimated future revenues of the related products. Under SFAS No. 86, MECON capitalized $1,309,000, $740,000 and $754,000 of software development costs for the years ended March 31, 1999, 1998 and 1997, respectively.

    MECON capitalizes software development costs for internal use in accordance with Statement of Position (SOP) 98-1, ACCOUNTING FOR THE COSTS OF COMPUTER SOFTWARE DEVELOPED OR OBTAINED FOR INTERNAL USE. Capitalization of software development costs begins in the application development stage of the product. MECON amortizes such capitalized amounts using the straight-line basis over estimated economic lives of up to three years. Under SOP 98-1, MECON capitalized $143,000 and $92,000 of software development costs related to internal databases supporting company products for the years ended March 31, 1999 and 1998, respectively, and no such costs for prior periods.

RESEARCH AND DEVELOPMENT

    Research and development expenditures are charged to expense in the period incurred.

ADVERTISING COSTS

    All costs associated with advertising and promoting products are expensed in the period incurred. Costs to date have been insignificant.

REVENUE RECOGNITION

    Beginning April 1, 1998, MECON has accounted for the sale of software and related revenues in accordance with SOP 97-2, SOFTWARE REVENUE RECOGNITION. SOP 97-2 generally requires revenue earned on software arrangements involving multiple elements to be allocated to each element based on the relative fair values of the elements.

    Revenue generated from the initial year of a MECON-PEERx-TM-subscription and related MECON-PEERview-TM- license and services contract is recognized ratably from the date of contract signing over the estimated time to complete acquisition of data into the database, which is generally four to five months in duration. Revenue generated from a subsequent year subscription contract is recognized ratably over the estimated time to complete the acquisition of data into the database, which generally takes four to five months beginning in the second or third year of the contract. Revenue generated from the initial year of a PEER Overview Assessment contract is recognized ratably from the date of contract signing over the estimated time to the complete acquisition of data into the database, the overview assessment, and the executive briefing, which is generally five to six months in duration. Costs to deliver the MECON-PEERx-TM-products are estimated to be incurred evenly throughout the period beginning with the signing of a contract and ending with the delivery of a report. Revenue earned and unbilled is recorded as unbilled accounts receivable and amounts billed and unearned are recorded as deferred revenue.

    Revenue from MECON-OPTIMIS-TM- and MECON-Action*Point-SM- license and implementation services are recorded as deferred revenue and recognized upon completion of implementation. MECON offers post-contract customer support to its MECON-OPTIMIS-TM- and MECON-Action*Point-SM- customers. Revenue from maintenance services, including amounts bundled with the initial license fee, is recorded as deferred revenue and recognized ratably over the period the post-contract customer support services are provided.

                                  MECON, INC.

                         MARCH 31, 1999, 1998 AND 1997

(2)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    MECON-Advisory-TM- revenue is recognized as the services are performed or as the customer's specific project is completed.

    Revenue from fees paid for access to our DYNAMO-TM- Web-based clinical performance tool are earned and are recognized ratably over the access period.

    MECON's adoption of SOP 97-2 did not have a material effect on revenue recognition or the results of operations. Prior to adoption of SOP 97-2, MECON accounted for software and related revenues in accordance with SOP 91-1, SOFTWARE REVENUE RECOGNITION.

    In December 1998, the AICPA issued SOP 98-9, MODIFICATION OF SOP 97-2, SOFTWARE REVENUE RECOGNITION, WITH RESPECT TO CERTAIN TRANSACTIONS, which amends SOP 97-2 regarding how to account for multiple-element arrangements and how vendor-specific evidence is defined. SOP 98-9 is effective for fiscal years beginning after March 15, 1999. MECON believes that the adoption of SOP 98-9 will not have a material effect on its results of operations or financial position.

INCOME TAXES

    MECON accounts for income taxes in accordance with SFAS No. 109, ACCOUNTING FOR INCOME TAXES. Under SFAS No. 109 deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

    COMPREHENSIVE INCOME (LOSS)

    Beginning April 1, 1998, we adopted SFAS No. 130, REPORTING COMPREHENSIVE INCOME, which establishes standards for reporting and display of comprehensive income and its components in a full set of general purpose financial statements. MECON has no components of other comprehensive income (loss) and, accordingly, the comprehensive income (loss) is the same as net income (loss) for all periods presented.

    EARNINGS (LOSS) PER SHARE

    SFAS No. 128, EARNINGS PER SHARE, requires the presentation of basic earnings per share (EPS) and, for companies with complex capital structures, diluted EPS. Basic earnings (loss) per share is calculated using the weighted average number of common shares outstanding during the period. Diluted earnings
(loss) per share is calculated using the weighted average number of common and dilutive potential common stock outstanding during the period. Dilutive potential common stock represents outstanding options which are calculated using the treasury stock method.

CONCENTRATION OF CREDIT RISK

    Financial instruments, which potentially subject us to concentrations of credit risk, consist principally of cash and cash equivalents, securities available-for-sale and trade receivables. MECON has investment

                                  MECON, INC.

                         MARCH 31, 1999, 1998 AND 1997

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) policies that limit investments to short-term low risk investments. MECON performs ongoing credit evaluations of its customers' financial condition and generally does not require collateral. MECON maintains an allowance for doubtful accounts to cover potential credit losses.

USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the recorded amounts of assets and liabilities at the date of the consolidated financial statements and of revenues and expenses during the reporting period, as well as the disclosure of contingent assets and liabilities at the date of the consolidated financial statements. A change in the facts and circumstances surrounding these estimates could result in a change to the estimates and impact future operating results.

IMPAIRMENT OF LONG-LIVED ASSETS AND GOODWILL

    MECON reviews its long-lived assets, including goodwill, for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets held and used, including goodwill, is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets.

STOCK-BASED COMPENSATION

    SFAS No. 123, ACCOUNTING FOR STOCK-BASED COMPENSATION, establishes financial accounting and reporting standards for stock-based compensation, including employee stock purchase plans and stock option plans. As allowed by SFAS No. 123, MECON continues to measure compensation expense for awards granted to employees under the provisions of Accounting Principles Board (APB) No. 25, ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES, and related interpretations.

RECLASSIFICATIONS

    Certain reclassifications have been made to the 1998 and 1997 consolidated financial statements to conform to the 1999 presentation. Such reclassifications had no effect on previously reported results of operations.

(3)  ACQUISITION

    On March 31, 1999, MECON completed the acquisition of certain assets and liabilities of the Implementation Consulting Group (ICG) of HCIA Inc. (HCIA), formerly known as LBA Healthcare, for $7.5 million in cash. Upon acquisition, MECON renamed the acquired division LBA Healthcare (LBA). LBA, based in Denver, Colorado, is a leading provider of benchmarking-based consulting services for clinical service lines. The acquisition was accounted for using the purchase method of accounting and, accordingly, the results of LBA's operations will be included in MECON's consolidated financial statements from the date of acquisition of March 31, 1999. Through the date of acquisition, the historical

                                  MECON, INC.

                         MARCH 31, 1999, 1998 AND 1997

(3)  ACQUISITION (CONTINUED)
revenues earned by ICG were related to the Clinical Value Enhancement (CVE) and Strategic Business Development (SBD) business lines.

    A summary of the purchase price for the acquisition is as follows (in thousands):

Cash........................................................  $7,500
Termination benefits accrual................................     539
Accrued closure costs.......................................     111
Accrued vacation, accounts payable, and other accrued
  liabilities assumed.......................................     329
Direct acquisition costs (primarily legal, accounting and
  travel expenses)..........................................     321
Deferred revenue............................................   1,027
                                                              ------
          Total.............................................  $9,827
                                                              ======

    The termination benefits accrual pertains to thirteen (13) LBA employees who will be terminated in accordance with an exit plan developed by MECON. Included in the accrual are costs associated with certain employees in accordance with the purchase agreement, who have been retained solely to develop certain technology for HCIA. MECON will not derive any on-going future benefit from the services of these specified employees or the technology under development, and these employees will be terminated in 1999 once the technology is completed for HCIA.

    In conjunction with the transaction, MECON signed separate license agreements with HCIA allowing HCIA's use of LBA data and MECON's use of HCIA risk adjustment methodologies. Such license agreements became effective on April 1, 1999 and no payments were due as of March 31, 1999.

    In connection with the purchase of LBA, MECON entered into an agreement with HCIA whereby MECON would act as HCIA's agent and/or subcontractor for certain contracts not assigned by HCIA. MECON will be fully responsible for performance of the non-assigned contracts and will be compensated accordingly as services are performed. For two certain non-assigned contracts, MECON will be reimbursed for services performed based on amounts set forth in the agreement. For all other non-assigned contracts, MECON will receive all amounts paid to HCIA for the services performed by MECON pursuant to the contracts. In connection with the agreement, MECON and HCIA agreed to appoint certain representatives of their respective companies to resolve any disputes related to service obligations or compensation matters in good faith.

    Accrued closure costs pertain to excess leased space at LBA's facilities in Colorado. The space is vacant and expected to be disposed of within twelve months.

    The purchase price was allocated as follows (in thousands):

Accounts receivable, net....................................  $1,015
Property and equipment......................................     207
Other current assets........................................      28
Goodwill....................................................   8,577
                                                              ------
            Total...........................................  $9,827
                                                              ======

                                  MECON, INC.

                         MARCH 31, 1999, 1998 AND 1997

(3)  ACQUISITION (CONTINUED)
    Goodwill represents the excess of the purchase price over the fair value of identifiable tangible and intangible assets acquired and is amortized using the straight-line method over its estimated life of fifteen years.

    The following table represents pro forma results of operations as if the acquisition had occurred on April 1, 1997. The pro forma information is not necessarily indicative of the combined results that would have occurred had the acquisition taken place on April 1, 1997, nor is it necessarily indicative of results that may occur in the future (in thousands).

                                                            FISCAL     FISCAL
                                                             1999       1998
                                                           --------   --------
PRO FORMA BASIS
Total net revenues.......................................  $ 27,296   $ 31,513
Net loss.................................................   (19,445)   (36,744)
Net loss per share--basic and diluted....................     (2.77)     (5.36)

(4)  REORGANIZATION AND OTHER SPECIAL CHARGES

    During fiscal 1999, MECON incurred $419,000 special charges related to recruiting a senior vice president of product integration and management and write-off of marketing materials which were obsolete given MECON's acquisition of LBA.

    During fiscal 1998, MECON took action to reduce its ongoing quarterly operating expense base. As a part of the expense reduction effort, it decreased its workforce by 38 employees on April 17, 1997 and incurred a $749,000 reorganization charge during the first quarter of fiscal 1998. This charge was primarily comprised of employee severance and related benefits and additional costs associated with facility shutdowns. The following table sets forth a description of the reorganization charge for the year ended March 31, 1998:

                                                                       ACCRUAL
                                                  TOTAL     USED OR       AT
REORGANIZATION COST                              EXPENSE      PAID     3/31/98
-------------------                              --------   --------   --------
Salaries and termination benefits..............  $634,000   $599,000   $35,000
Facilities shutdown............................    38,000     38,000        --
Professional fees..............................    77,000     77,000        --
                                                 --------   --------   -------
                                                 $749,000   $714,000   $35,000
                                                 ========   ========   =======

    At March 31, 1999, $35,000 remains accrued related to employee termination matters.

    During fiscal 1997, MECON implemented a plan to reorganize its operations by centralizing the management of its product development, sales and product support organizations to better achieve its strategic growth objectives. In connection with the implementation of this new corporate structure, MECON recorded a pretax charge of $1,337,000 for costs associated with employee severance and related benefits; asset writedowns; expansion of the corporate headquarters; and a provision for accounts receivable that management believed would not be collectible. This reserve was established because MECON believed its commitment to the development of new products would change the strategic

                                  MECON, INC.

                         MARCH 31, 1999, 1998 AND 1997

(4) REORGANIZATION AND OTHER SPECIAL CHARGES (CONTINUED) direction of its product lines. The following table sets forth a description of the type and amount of reorganization costs recognized as expense for the year ended March 31, 1997:

                                                             USED      ACCRUAL
                                               TOTAL          OR          AT
REORGANIZATION COST                           EXPENSE        PAID      3/31/97
-------------------                          ----------   ----------   --------
Salaries and termination benefits..........  $  529,000   $  529,000   $     --
Facilities shutdown........................     285,000      285,000         --
Professional fees..........................       5,000        5,000         --
Asset writedowns...........................     218,000      218,000         --
Provision for doubtful accounts............     300,000       51,325    248,675
                                             ----------   ----------   --------
                                             $1,337,000   $1,088,325   $248,675
                                             ==========   ==========   ========

    During fiscal 1998, MECON utilized for bad debt write-offs the remaining balance of $248,675 that was identified at the time of the restructuring.

    Other special charges of $369,000 were incurred during fiscal 1997 related to additional acquisition costs from a prior year merger and costs associated with aborted acquisitions.

(5)  FAIR VALUE OF FINANCIAL INSTRUMENTS

    In accordance with the requirements of SFAS No. 115, ACCOUNTING FOR CERTAIN INVESTMENTS IN DEBT AND EQUITY SECURITIES, MECON has classified its investments in certain debt securities as "available-for-sale." Such investments are recorded at fair value based on quoted market prices, with unrealized gains and losses, deemed by MECON as temporary in nature, reported as a separate component of other comprehensive income (loss). At March 31, 1999 and 1998, cost of available-for-sale securities approximated fair value of such securities.

    At March 31, 1999 and 1998, available-for-sale securities consisted of the following (in thousands):

                                                               1999       1998
                                                             --------   --------
Government securities......................................   $   --    $   522
Corporate debt securities..................................    9,050     13,484
                                                              ------    -------
                                                              $9,050    $14,006
                                                              ======    =======

At March 31, 1999 and 1998, these securities were classified in the Consolidated Balance Sheet as follows (in thousands):

                                                               1999       1998
                                                             --------   --------
Cash equivalents...........................................   $6,261    $10,162
Securities available-for-sale..............................    2,789      3,844
                                                              ------    -------
                                                              $9,050    $14,006
                                                              ======    =======

    The contractual maturity of all available-for-sale securities as of March 31, 1999 was one year or less.

                                  MECON, INC.

                         MARCH 31, 1999, 1998 AND 1997

(5)  FAIR VALUE OF FINANCIAL INSTRUMENTS (CONTINUED)

    During fiscal 1999, 1998 and 1997, there were no gross realized gains or losses on sales of securities held as available-for-sale.

    The carrying amounts of all other financial instruments approximate fair value because of their short maturity.

(6)  PROPERTY AND EQUIPMENT AND SOFTWARE DEVELOPMENT COSTS

    The following is a summary of property and equipment at March 31, 1999 and 1998 (in thousands):

                                                              1999       1998
                                                            --------   --------
Office furniture and equipment............................  $   701    $   535
Computers.................................................    2,875      2,237
Leasehold improvements....................................      698        191
                                                            -------    -------
                                                            $ 4,274    $ 2,963
Less accumulated depreciation.............................   (2,168)    (1,436)
                                                            -------    -------
                                                            $ 2,106    $ 1,527
                                                            =======    =======

    Depreciation expense was $732,000, $564,000 and $395,000 for the years ended March 31, 1999, 1998 and 1997, respectively.

    The following is a summary of software development costs at March 31, 1999 and 1998 (in thousands):

                                                              1999       1998
                                                            --------   --------
Purchased software........................................  $   373    $   230
Internally developed software for internal use............      290         92
Internally developed software held for sale, license, or
  lease...................................................    4,182      3,071
                                                            -------    -------
                                                              4,845      3,393
Less accumulated amortization.............................   (2,431)    (1,617)
                                                            -------    -------
                                                            $ 2,414    $ 1,776
                                                            =======    =======

    Amortization expense was $816,000, $638,000 and $227,000 for the years ended March 31, 1999, 1998 and 1997, respectively.

(7)  COMMITMENTS AND CONTINGENCIES

    MECON is involved in certain legal matters which are normal for the industry in which MECON operates. Management believes that these matters, both individually and in the aggregate, will not have a material adverse impact on MECON's financial position or results of operations.

    MECON leases office space under operating leases with terms of 29 and 60 months. Certain office equipment is leased under operating leases with terms of approximately 36 months.

                                  MECON, INC.

                         MARCH 31, 1999, 1998 AND 1997

(7)  COMMITMENTS AND CONTINGENCIES (CONTINUED)
    Future minimum lease commitments under operating leases are as follows (in thousands):

YEAR ENDING MARCH 31,
---------------------
2000........................................................  $  750
2001........................................................     779
2002........................................................     565
2003........................................................     409
2004 and thereafter.........................................     347
                                                              ------
    Total...................................................  $2,850
                                                              ======

    In conjunction with the purchase of LBA, Mecon entered into a sub-lease agreement, which is included in lease commitments above, with HCIA to lease certain office space through August 2001.

    Rent expense under operating leases for the years ended March 31, 1999, 1998 and 1997 was $372,000, $408,000 and $520,000, respectively.

(8)  RELATED PARTY TRANSACTIONS

    IT Solutions, Inc. (ITS) is partially owned by certain of our stockholders. MECON purchased contract software programming services from ITS totaling approximately $0, $3,000 and $500,000, capitalized as software development costs or expensed as research and development costs, during the years ended March 31, 1999, 1998 and 1997, respectively.

(9)  INCOME TAXES

    Income tax expense for the years ended March 31, 1999, 1998 and 1997 consists of the following (in thousands):

                                                           1999       1998       1997
                                                         --------   --------   --------
Current:
  Federal..............................................   $  757     $ 118       $ 3
  State................................................      304        83        16
                                                          ------     -----       ---
                                                           1,061       201        19

Deferred:
  Federal..............................................      (28)      (79)       16
  State................................................       (9)      (20)        5
                                                          ------     -----       ---
                                                             (37)      (99)       21
                                                          ------     -----       ---
    Total tax expense..................................   $1,024     $ 102       $40
                                                          ======     =====       ===

                                  MECON, INC.

                         MARCH 31, 1999, 1998 AND 1997

(9)  INCOME TAXES (CONTINUED)
    Income tax expense for the years ended March 31, 1999, 1998 and 1997 differed from the amounts computed by applying the U.S. Federal income tax rate of 34% of pretax income (losses) as a result of the following (in thousands):

                                                         1999       1998       1997
                                                       --------   --------   --------
Computed "expected" tax expense (benefit)............  $ 1,297     $ 441      $(823)
Nondeductible expenses and merger costs..............       29        26         87
Research credits.....................................       --        --       (196)
State taxes..........................................      192        41         15
Utilization of net operating loss and research credit
  carryforwards......................................       --      (464)        --
Change in beginning of year valuation allowance......   (1,147)       --         --
Losses and credits for which no benefit was taken....      653        --        953
Other................................................       --        58          4
                                                       -------     -----      -----
                                                       $ 1,024     $ 102      $  40
                                                       =======     =====      =====

    The tax effects of temporary differences that gave rise to significant portions of deferred income tax assets and liabilities as of March 31, 1999 and 1998 are as follows (in thousands):

                                                                1999       1998
                                                              --------   --------
Deferred tax assets:
  Net operating losses......................................   $  --     $   790
  Compensated absences......................................     246         153
  Research credit carryforwards.............................      --         438
  Research expenses capitalized for state tax purposes......     126         143
  Capital loss carryforward.................................       5         259
  Allowance for bad debts...................................      73         122
  Depreciation..............................................       2          70
  MCIS tax accounting method change.........................     109         173
  Other accrued liabilities.................................     979         144
                                                               -----     -------
    Total gross deferred tax assets.........................   1,540       2,292
Less valuation allowance....................................    (631)     (1,778)
                                                               -----     -------
    Net deferred tax assets.................................     909         514

Deferred tax liabilities:
  Software costs............................................    (774)       (416)
                                                               -----     -------
    Total gross deferred tax liabilities....................    (774)       (416)
                                                               -----     -------
    Net deferred tax asset..................................   $ 135     $    98
                                                               =====     =======

MECON has certain acquired deferred tax assets from the LBA acquisition of $631,000 that, when realized, will reduce the carrying value of goodwill and create no income tax benefit.

                                  MECON, INC.

                         MARCH 31, 1999, 1998 AND 1997

(9)  INCOME TAXES (CONTINUED)
    The (decrease) increase in the valuation allowance of approximately $(1,147,000), $(298,000) and $1,733,000 for the years ended March 31, 1999, 1998 and 1997, respectively, was primarily due to a change in deferred tax assets for which there was an uncertainty regarding the ultimate realization of the gross deferred asset.

    A portion of the net operating loss carryforward utilized in the current year is attributable to the exercise of stock options which resulted in approximately $814,000 of deferred tax assets being credited to additional paid-in capital.

(10)  EMPLOYEE RETIREMENT AND SAVINGS PLAN

    MECON has a qualified 401(k) savings plan. All full-time employees with one year of service may defer a portion of their salary. At the discretion of the Board of Directors, MECON may also make a matching contribution for all eligible employees. MECON's contributions to the plan were approximately $57,000, $49,000 and $26,000 for the years ended March 31, 1999, 1998 and 1997, respectively.

(11)  PREFERRED SHARE PURCHASE RIGHTS PLAN

    Pursuant to the Preferred Shares Rights Agreement (the Rights Agreement) dated April 9, 1997, the Company's Board of Directors declared a dividend of one right (the Rights) on each outstanding share of the Company's common stock payable to stockholders of record as of March 14, 1997 and payable in the same ratio as each future common share is issued. The exercise price of the Right shall be $55 per right, and the redemption price shall be $0.01 per right. The Rights are exercisable upon certain events as defined in the Rights Agreement and expire on the earlier of (i) February 26, 2007 or (ii) exchange or redemption of the Rights.

    Series A Preferred Stock purchasable upon exercise of the Rights will not be redeemable. Each share of Series A Preferred Stock will be entitled to an aggregate dividend of 1,000 times the dividend declared per common share. In the event of liquidation, the holders of the Series A Preferred Stock will be entitled to a minimum preferential liquidation payment equal to 1,000 times the aggregate amount to be distributed per share to holders of common shares plus an amount equal to any accrued and unpaid dividends on the Series A Preferred Stock. Each share of Series A Preferred Stock will have 1,000 votes, and will vote together with the common shares. In the event of any merger, consolidation or other transaction in which the common shares are changed or exchanged, each share of Series A Preferred Stock will be entitled to receive 1,000 times the amount received per common share. These rights are protected by certain anti-dilution provisions.

                                  MECON, INC.

                         MARCH 31, 1999, 1998 AND 1997

(12)  EARNINGS (LOSS) PER SHARE

    The following table sets forth a reconciliation of the numerators and denominators of the basic and diluted EPS computations under SFAS No. 128 (in thousands, except per share amounts):

                                                         YEAR ENDED MARCH 31,
                                                    ------------------------------
                                                      1999       1998       1997
                                                    --------   --------   --------
Net income (loss).................................   $2,790     $1,195    $ (2,461)
                                                     ======     ======    ========
Denominator for basic earnings (loss) per share--
  weighted average common shares..................    7,029      6,860       6,710
Dilutive stock options............................      494        335          --
                                                     ------     ------    --------
Denominator for diluted earnings (loss) per
  share...........................................    7,523      7,195       6,710
                                                     ======     ======    ========
Basic earnings (loss) per share...................   $ 0.40     $ 0.17    $  (0.37)
                                                     ======     ======    ========
Diluted earnings (loss) per share.................   $ 0.37     $ 0.17    $  (0.37)
                                                     ======     ======    ========

    Options to purchase 238,235 and 421,638 shares of MECON's common stock at March 31, 1999 and 1998, respectively, were not included in the computation of diluted earnings per share because their exercise prices, which ranged from $9.50 to $23.79 and $6.00 to $23.79, respectively, were greater than the average market price of our common stock of $8.90 and $5.75 per share, respectively. All options to purchase shares of MECON's common stock at March 31, 1997 were not included in the computation of diluted loss per share as their effect would have been antidilutive.

(13)  STOCK-BASED COMPENSATION PLANS

    1994 INCENTIVE STOCK OPTION PLAN

    MECON's 1994 Incentive Stock Option Plan (the 1994 Plan) provides for the grant of incentive stock options to its employees. The Board of Directors has determined that no further options will be granted under the 1994 Plan. Outstanding options granted under the 1994 Plan generally become exercisable at a rate of 1/5 of the shares subject to the option at a specified date after the date of grant and an additional 1/5 of the shares at the end of each subsequent anniversary of the initial vesting date, subject to continued service as an employee, consultant or director. The term of each outstanding stock option is seven years. The exercise price of all options granted under the 1994 Plan was at least equal to the fair market value of MECON's common stock on the date of grant. Payment of the exercise price may be made in cash, promissory notes or other shares of MECON's common stock.

    1995 STOCK PLAN

    MECON's 1995 Stock Plan (the 1995 Plan) was adopted in October 1995 and became effective in December 1995. The 1995 Plan provides for the grant of incentive stock options to employees, officers, consultants and directors and for the grant of nonstatutory stock options and stock purchase rights (Rights) to MECON's employees and consultants. A total of 1,700,000 shares of common stock has been reserved for future issuance under the 1995 Plan. The exercise price of options granted under the 1995 Plan is generally at least equal to the fair market value of MECON's common stock on the date of grant. However, with respect to any participant who owns stock possessing more than 10% of the voting power of

                                  MECON, INC.

                         MARCH 31, 1999, 1998 AND 1997

(13) STOCK-BASED COMPENSATION PLANS (CONTINUED) all classes of MECON's stock, the exercise price of any incentive stock option granted must equal at least 110% of fair market value on the grant date and the maximum term of the option must not exceed five years. The term of all other options granted under the 1995 Plan may not exceed ten years. Generally, options vest 20% on the date of grant, and 20% each year thereafter for four years. As of March 31, 1999, there were 522,779 shares available for future grant under the 1995 Plan.

    1995 DIRECTOR OPTION PLAN

    MECON's 1995 Director Option Plan (the Director Plan) was adopted in October 1995 and became effective in December 1995. In August 1998, the Director Plan was amended to increase the number of shares of MECON's common stock reserved for issuance under the Director Plan to 200,000 shares. The Director Plan, as amended in January 1997, provides for the grant of nonstatutory stock options to certain of MECON's non-employee directors (Outside Directors) pursuant to an automatic, nondiscretionary grant mechanism. The Director Plan provides that each new Outside Director shall be granted a nonstatutory stock option to purchase 15,000 shares of common stock (10,000 shares prior to the January 1997 amendment) upon the date which such person first becomes an Outside Director. Thereafter, each Outside Director shall be automatically granted an option to purchase 5,000 shares of common stock on January 16 of each year (a Subsequent Option), if on such date, such Outside Director shall have served on our Board of Directors for at least six (6) months. The Director Plan provides that each initial grant to new Directors will be exercisable three years from the date of grant and the subsequent options will vest immediately. The exercise price per share of all options granted under the Director Plan shall be equal to the fair market value of a share of common stock on the date of grant. Options granted to Outside Directors under the Director Plan have a ten year term, but will expire unless exercised within three months following the termination of an Outside Director's status as a director. If not terminated earlier, the Director Plan will have a term of ten years. As of March 31, 1999, there were 115,000 shares available for future grant under the Director Plan. In addition, the Director Plan was amended in January 1997 to include an annual retainer of $10,000 for Outside Directors, a per meeting fee of $1,000 for Board meetings, and $750 for separately held committee meetings.

    1995 EMPLOYEE STOCK PURCHASE PLAN

    MECON's 1995 Employee Stock Purchase Plan (the Purchase Plan) was adopted in October 1995 and became effective in December 1995. A total of 250,000 shares of common stock has been reserved for issuance under the Purchase Plan.

    The Purchase Plan permits eligible employees to purchase common stock through payroll deductions, which may not exceed 7 1/2% of an employee's base compensation, including commissions, bonuses and overtime, at a price equal to 85% of the fair market value of the common stock at the beginning of each offering period or the end of a six month purchase period, whichever is lower. Unless terminated sooner, the Purchase Plan will terminate ten years after its effective date. The Board of Directors has authority to amend or terminate the Purchase Plan provided no such action may adversely affect the rights of any participant. MECON sold 25,809, 38,284 and 20,382 shares to employees under the Purchase Plan for the years ended March 31, 1999, 1998 and 1997, respectively. No shares were sold under the Purchase Plan in prior years. As of March 31, 1999, there were 165,525 shares available for future grant under the Purchase Plan.

                                  MECON, INC.

                         MARCH 31, 1999, 1998 AND 1997

(13)  STOCK-BASED COMPENSATION PLANS (CONTINUED)
    CDI INCENTIVE STOCK OPTION PLAN

    In conjunction with the acquisition of Clinical Dynamics, Inc. (CDI) on September 30, 1999 (note 16), MECON assumed all stock options outstanding as of that date under CDI's stock option plan (CDI Plan). Based on the acquisition agreement, no further options will be granted under CDI's Plan. Outstanding options granted under the CDI Plan generally become exercisable at a rate of at least 20% per year over 5 years from the date the option is granted, subject to continued service as an employee or consultant. The term of each outstanding option is generally 10 years from the date of grant.

    OPTION PLAN ACTIVITY

    The following table summarizes option activity for the three years ended March 31, 1999:

                                                    INCENTIVE STOCK      WEIGHTED
                                                        OPTIONS          AVERAGE
                                                      OUTSTANDING     EXERCISE PRICE
                                                    ---------------   --------------
Balance at March 31, 1996.........................       698,072          $ 7.36
Options granted...................................     1,086,565           10.29
Options canceled..................................      (541,450)          14.52
Options exercised.................................      (102,968)           3.86
                                                       ---------          ------

Balance at March 31, 1997.........................     1,140,219            7.05
Options granted...................................       564,888            4.07
Options canceled..................................      (546,581)           6.26
Options exercised.................................      (162,487)           2.84
                                                       ---------          ------

Balance at March 31, 1998.........................       996,039            6.47
Options granted...................................       526,160            7.06
Options canceled..................................      (105,814)           8.42
Options exercised.................................      (110,442)           3.20
                                                       ---------          ------

Balance at March 31, 1999.........................     1,305,943          $ 6.82
                                                       =========          ======

    The weighted average fair value of options granted was $5.80, $3.11 and $7.59 per share for the years ended March 31, 1999, 1998 and 1997, respectively.

                                  MECON, INC.

                         MARCH 31, 1999, 1998 AND 1997

(13)  STOCK-BASED COMPENSATION PLANS (CONTINUED)
    The following table summarizes information about stock options outstanding at March 31, 1999:

                                 OPTIONS OUTSTANDING
                               -----------------------     OPTIONS EXERCISABLE
                                WEIGHTED-                -----------------------
                                 AVERAGE     WEIGHTED-                 WEIGHTED-
   RANGE OF                     REMAINING     AVERAGE                   AVERAGE
   EXERCISE        NUMBER      CONTRACTUAL   EXERCISE      NUMBER      EXERCISE
    PRICES       OUTSTANDING      LIFE         PRICE     OUTSTANDING     PRICE
---------------  -----------   -----------   ---------   -----------   ---------
$ 0.13 -  2.37      272,507        7.1        $ 1.17       169,620      $ 1.00
  2.38 -  4.75      163,368        8.2          3.06       105,329        3.11
  4.76 -  7.13      309,169        8.6          6.18       101,351        6.11
  7.14 -  9.51      337,664        8.2          7.99        98,450        8.09
  9.52 - 11.89       81,500        9.4         10.25        19,889       10.16
 11.90 - 14.27       33,000        6.1         13.00        23,155       13.00
 14.28 - 16.65        8,735        6.8         15.02         6,910       15.02
 16.66 - 19.03       50,000        7.3         17.88        30,000       17.88
 21.42 - 23.78       50,000        7.5         23.78        30,000       23.78
                  ---------        ---        ------       -------      ------
$ 0.57 - 23.78    1,305,943        8.0        $ 6.82       584,704      $ 6.45
                  =========        ===        ======       =======      ======

    PRO FORMA INFORMATION

    MECON continues to apply APB No. 25 in accounting for its employee stock-based compensation plans. Accordingly, no compensation cost has been recognized in the accompanying consolidated statements of operations for MECON's fixed stock option plans and its stock purchase plan. Had compensation cost for MECON's stock-based compensation plans been determined in accordance with the fair value method prescribed in SFAS No. 123, MECON's net income (loss) and earnings (loss) per share would have been changed to the pro forma amounts indicated below:

                                                                      1999       1998       1997
                                                                    --------   --------   --------
Net income (loss) (IN THOUSANDS).....................  As reported  $ 2,790    $ 1,195    $(2,461)
                                                       Pro forma       (736)    (1,567)    (4,083)
Basic earnings (loss) per share......................  As reported     0.40       0.17      (0.37)
                                                       Pro forma      (0.10)     (0.25)     (0.61)
Diluted earnings (loss) per share....................  As reported     0.37       0.17      (0.37)
                                                       Pro forma      (0.10)     (0.23)     (0.61)

    The fair value of each option granted under the option plans and purchase rights granted under the Purchase Plan are estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants in fiscal 1999, 1998 and 1997:

                                      STOCK OPTION PLANS              EMPLOYEE STOCK PURCHASE PLAN
                              -----------------------------------   ---------------------------------
                                 1999         1998        1997        1999        1998        1997
                              ----------   ----------   ---------   ---------   ---------   ---------
Expected volatility.........     96%          98%          95%         96%         98%         95%
Expected life...............  6.78 years   6.38 years   4.5 years   6 months    6 months    6 months
Risk-free interest rate.....    4.74%        6.21%        6.32%       4.57%       5.45%       5.05%

                                  MECON, INC.

                         MARCH 31, 1999, 1998 AND 1997

(13)  STOCK-BASED COMPENSATION PLANS (CONTINUED)
    A dividend yield of zero was used for each year. The weighted-average fair value of purchase rights granted under the Purchase Plan in fiscal 1999, 1998 and 1997 was $3.36, $1.79 and $2.57 per share, respectively.

    OPTION REPRICING

    On January 16, 1997, MECON offered certain key employees holding options with exercise prices in excess of $12.00 per share the opportunity to exchange such options for options with an exercise price of $5.625 per share, the fair market value of the Company's stock on that date, provided that such options be subject to a revised four-year vesting schedule beginning on the new grant date. Options to purchase 412,176 shares were so exchanged and are included in fiscal 1997 options granted and canceled.

(14)  MAJOR CUSTOMERS

    For the year ended March 31, 1999, one significant customer accounted for 25% of MECON's fiscal 1999 revenues and 15% of total receivables at March 31, 1999. At March 31, 1999, receivables from a different customer constituted 10% of total accounts receivable and 27% of total unbilled accounts receivables.

    For the year ended March 31, 1998, one significant customer accounted for 21% of MECON's fiscal 1998 revenues. At March 31, 1998, receivables from two different customers constituted 26% of total accounts receivable. At March 31, 1998, unbilled receivables from two other customers constituted 34% of total unbilled accounts receivables.

    For the year ended March 31, 1997, MECON had a different significant customer which covered approximately 50 academic hospitals. This contract totaled 11% of 1997 revenues and 15% of total unbilled receivables at March 31, 1997.

(15)  SEGMENT INFORMATION

    During fiscal year 1999, MECON adopted the provisions of SFAS 131, DISCLOSURE ABOUT SEGMENTS OF AN ENTERPRISE AND RELATED INFORMATION. SFAS No. 131 establishes standards for the reporting by public business enterprises of information about operating segments, products and services, geographic areas and major customers. The method for determining what information to report is based on the way that management organizes the operating segments within MECON for making operational decisions and assessments of financial performance.

    For the years presented, MECON operated in one business segment, operational benchmarking solutions, for which it received revenues from its customers. MECON's Chief Operating Decision Maker is considered to be the Company's Operating Committee (COC) which is comprised of MECON's Chief Executive Officer and its Senior Vice Presidents. The COC reviews financial information presented on a consolidated basis accompanied by disaggregated information on revenues by products and services for purposes of making decisions and assessing financial performance. Through March 31, 1999, the COC has not reviewed discrete financial information regarding profitability of its different products or services and therefore, MECON does not have operating segments as defined by SFAS 131. Effective April 1, 1999, subsequent to the acquisition of LBA, MECON will operate in two business segments, consulting services and data products. Financial reporting systems will be implemented that will enable the COC to review segment data based on discrete financial information.

                                  MECON, INC.

                         MARCH 31, 1999, 1998 AND 1997

(15)  SEGMENT INFORMATION (CONTINUED)

    MECON's customers consist 100% of end users in the United States.

                                                                1999       1998       1997
                                                              --------   --------   --------
Data Products...............................................  $14,107    $11,930    $ 9,934
Consulting..................................................    4,386      3,523      3,661
                                                              -------    -------    -------
Total net revenues..........................................  $18,493    $15,453    $13,595

(16)  SUBSEQUENT EVENT--POOLING OF INTEREST BUSINESS COMBINATION

    On September 30, 1999, MECON issued 774,000 shares of MECON's common stock and assumed all outstanding options in exchange for all the outstanding shares of common stock of Clinical Dynamics, Inc. (CDI), a provider of Web-based software reporting tools that analyze clinical process and outcome metrics of care for clinicians and administrators. The merger was accounted for as a pooling of interests, and accordingly, our consolidated financial statements have been restated to include the financial position and results of operations of CDI for all periods presented.

    The results of operations previously reported by the separate enterprises and the combined amounts presented in the accompanying consolidated financial statements are summarized below (in thousands):

                                                       YEARS ENDED MARCH 31,
                                                   ------------------------------
                                                     1999       1998       1997
                                                   --------   --------   --------
Net revenues:
  Mecon..........................................  $17,807    $15,073    $13,595
  CDI............................................      686        380         --
                                                   -------    -------    -------
  Combined.......................................  $18,493    $15,453    $13,595
                                                   =======    =======    =======

Net income (loss):
  Mecon..........................................  $ 2,779    $ 1,061    $(2,461)
  CDI............................................       11        134         --
                                                   -------    -------    -------
  Combined.......................................  $ 2,790    $ 1,195    $(2,461)
                                                   =======    =======    =======

Transaction and acquisition costs were approximately $638,000 and consisted principally of transaction fees for attorneys, accountants and other related charges. There were no conforming accounting changes or intercompany transactions related to this merger. Prior to the combination, CDI's fiscal year ended December 31. In recording the pooling-of-interests combination, CDI's financial statements were recast to conform to our March 31 year end.

(17)  OTHER SUBSEQUENT EVENTS

PROGRESSIVE DEVELOPMENT, INC. ACQUISITION

    On July 14, 1999, MECON acquired Progressive Development, Inc. (PDI), a provider of a Web-based supply cost comparison database. MECON issued 75,000 shares of MECON common stock at $8.125 per share, which was the value of MECON's stock on July 14, 1999, and paid $275,000 in cash in a transaction

                                  MECON, INC.

                         MARCH 31, 1999, 1998 AND 1997

(17)  OTHER SUBSEQUENT EVENTS (CONTINUED)
accounted for using the purchase method of accounting. In accordance with the purchase, MECON received a client server software product, the services of the founder, and a royalty stream. PDI did not have any assets and liabilities, employees, or customers at the time of our purchase. The entire purchase price of $884,000 has been allocated to goodwill that will be amortized over its estimated benefit period of five years.

LINE OF CREDIT

    On September 7, 1999, MECON entered into a $100,000 revolving line of credit with Coast Commercial Bank, which bears interest at a rate of 2.0% above the Coast Commercial Bank's Reference Rate. MECON is required to make regular monthly payments of accrued interest. The line of credit matures on September 7, 2000, and is secured by all inventory, accounts receivable, equipment, furniture of CDI, and all products or proceeds from the disposition of any of the above. In addition, an officer of CDI has provided a guaranty in connection with this line of credit.

IBUSINESSHUB INVESTMENTS

    On September 28, 1999, MECON invested $500,000 in iBusinessHub (IBH) for 2,000,000 shares of IBH Series A Preferred stock. IBH is a development stage company focused on building business-to-business e-commerce procurement engines for various vertical markets. In addition to the common shares, MECON also received a warrant to purchase 2,000,000 shares of IBH common stock, which may be exercised at any time. IBH has the right to cause MECON to exercise up to 800,000 warrants at a price of $0.25 per share. Since MECON's investment constituted a 36% interest in the outstanding shares of IBH, the investment will be accounted for using the equity method of accounting.

GOODWILL IMPAIRMENT

    In August, 1999, MECON noted that the revenue being generated by LBA's CVE business line was not meeting its expectations, which were based on the projections MECON received at the time of the acquisition. Based on this information, MECON concluded that it could better utilize its resources in other areas of the Company and decided to exit the CVE business line. In accordance with an exit plan MECON developed, MECON notified fourteen (14) LBA employees of their termination. These individuals were responsible for maintaining the VETCAR database which supported the consulting being performed as part of the CVE business line. MECON accrued $773,000 for severance costs to be paid to those employees as of September 30, 1999.

    In consideration of SFAS No. 121, "ACCOUNTING FOR THE IMPAIRMENT OF LONG-LIVED ASSETS AND FOR LONG-LIVED ASSETS TO BE DISPOSED OF", and MECON's decisions to exit the business, MECON reviewed the goodwill associated with the LBA acquisition for impairment. MECON performed an undiscounted cashflow analysis based on revenue projections expected to be received from future operations of LBA which revealed that the goodwill was impaired. MECON estimated the fair market value of the goodwill using a discounted cash flow model and recognized an impairment charge of $5,555,000, based on a 15 year cash flow projection, assuming a growth rate commensurate with Mecon's overall growth rate and a 5% discount rate. MECON also wrote off certain other capitalized software costs associated with the CVE business in the amount of $119,000.

                                  MECON, INC.

                         MARCH 31, 1999, 1998 AND 1997

(17)  OTHER SUBSEQUENT EVENTS (CONTINUED)
MERGER WITH GENERAL ELECTRIC COMPANY

    On November 29, 1999, MECON announced that it had signed a definitive agreement to merge its operations with General Electric Company. In this transaction, MECON's stockholders will receive $11.25 per share payable in General Electric Company stock. The transaction is subject to approval by our stockholders, and other governmental agencies as required.